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                                 Exhibit 21.1

                                 Subsidiaries



       Subsidiary                         Jurisdiction of Incorporation


  * PAR Electrical Contractors, Inc.             Missouri

  * Union Power Construction Company             Colorado

  * TRANS TECH Electric, Inc.                    Indiana

  * Potelco, Inc.                                Washington



  * To be acquired concurrently with the closing of the offering made hereby.